Exhibit 99.2

NEWS RELEASE

RANGE ANNOUNCES CASH TENDER OFFER FOR UP TO $400 MILLION AGGREGATE

PRINCIPAL AMOUNT OF CERTAIN OF ITS OUTSTANDING DEBT SECURITIES

FORT WORTH, TEXAS, August 18, 2020 — RANGE RESOURCES CORPORATION (NYSE: RRC) (“Range” or the “Company”) announced today the commencement of cash tender offers (the “Tender Offers”) to purchase up to $400 million aggregate principal amount (the “Aggregate Maximum Tender Amount”) of its outstanding 5.750% senior notes due 2021 (the “2021 Senior Notes”), 5.750% senior subordinated notes due 2021 (the “2021 Subordinated Notes”), 5.875% senior notes due 2022 (the “5.875% 2022 Senior Notes”), 5.000% senior notes due 2022 (the “5.000% 2022 Senior Notes”), 5.000% senior subordinated notes due 2022 (the “2022 Subordinated Notes”) and 5.000% senior notes due 2023 (the “2023 Senior Notes” and, together with the 2021 Senior Notes, the 2021 Subordinated Notes, the 5.875% 2022 Senior Notes, the 5.000% 2022 Senior Notes, and the 2022 Subordinated Notes, collectively, the “Notes”) in the priorities set forth in the table below.

The following table sets forth certain terms of the Tender Offers:

					Dollars per $1,000 Principal Amount of Notes
Title of Notes	CUSIP Numbers / ISIN	Aggregate Principal Amount Outstanding(1)	Tender Caps	Acceptance Priority Level	Tender Offer Consideration(2)	Early Tender Premium	Total Consideration(2)(3)
5.750% Senior Notes due 2021	75281AAW9/US75 281AAW99	$37,570,000	N/A	1	$960.00	$50.00	$1,010.00
5.750% Senior Subordinated Notes due 2021	75281AAM1	$21,105,000	N/A	2	$935.00	$50.00	$985.00
5.875% Senior Notes due 2022	75281AAU3/US7 5281AAU34	$113,583,000	N/A	3	$971.25	$50.00	$1,021.25
5.000% Senior Notes due 2022	75281AAY5/US7 5281AAY55	$460,625,000	N/A	4	$962.50	$50.00	$1,012.50
5.000% Senior Subordinated Notes due 2022	75281AAN9	$18,019,000	N/A	5	$900.00	$50.00	$950.00
5.000% Senior Notes due 2023	75281AAZ2 75281ABA6	$654,672,000	$125,000,000	6	$950.00	$50.00	$1,000.00

(1)	As of the date of the Offer to Purchase.
(2)

Holders will also receive accrued and unpaid interest from the applicable last interest payment with respect to the Notes accepted for purchase to, but not including, the Early Settlement Date (as defined below) or the Final Settlement Date (as defined below), as applicable.

(3)	Includes the Early Tender Premium.

The terms and conditions of the Tender Offers are described in an Offer to Purchase, dated August 18, 2020 (the “Offer to Purchase”). Range intends to fund the Tender Offers, including accrued interest and fees and expenses payable in connection with the Tender Offers, with the net proceeds of its separately announced proposed offering of debt securities (the “Debt Financing”), together with, if necessary, borrowings from its bank credit facility or cash on hand.

Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on August 31, 2020 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase pursuant to the Tender Offers will receive the applicable Total Consideration set forth in the table above, which includes an early tender premium of $50.00 per $1,000 principal amount of the Notes accepted for purchase (the “Early Tender Premium”). Holders of Notes tendering their Notes after the Early Tender Date will only be eligible to receive the applicable Tender Offer Consideration for such series of Notes set forth in the table above, which is the applicable Total Consideration minus the Early Tender Premium.

In addition to the Tender Offer Consideration or the Total Consideration, as applicable, all holders of Notes accepted for purchase will receive accrued and unpaid interest from and including the last interest payment date applicable to the relevant series of Notes up to, but not including, the applicable Settlement Date (as defined below) for such Notes.

Tendered Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on August 31, 2020 (the “Withdrawal Date”) and may not be validly withdrawn thereafter except as provided in the Offer to Purchase or applicable law.

The Tender Offers will expire at Midnight, New York City time, at the end of September 15, 2020, unless extended by Range in its sole discretion (the “Expiration Date”).

Provided that the conditions to the applicable Tender Offer have been satisfied or waived, and assuming acceptance for purchase by Range of the Notes validly tendered pursuant to the Tender Offers, (i) payment for Notes validly tendered at or prior to the Early Tender Date and accepted for purchase in the Tender Offers will be made on the settlement date that is expected to be the second business day following the Early Tender Date, or as promptly as practicable thereafter (the “Early Settlement Date”) and (ii) payment for any Notes validly tendered after the Early Tender Date, but at or prior to the Expiration Date, and accepted for purchase in the Tender Offers will be made on the settlement date that is expected to be the second business day following the Expiration Date (the “Final Settlement Date” and, together with the related Early Settlement Date, the “Settlement Dates”).

Subject to the Aggregate Maximum Tender Amount, the Tender Cap (as defined below) and proration, the Notes accepted for payment on any Settlement Date will be accepted in accordance with their Acceptance Priority Levels set forth in the table above, with 1 being the highest Acceptance Priority Level and 6 being the lowest Acceptance Priority Level; provided that Notes tendered at or prior to the Early Tender Date will be accepted for purchase with priority over Notes tendered after the Early Tender Date, even if such Notes tendered after the Early Tender Date have a higher Acceptance Priority Level. In addition, no more than $125,000,000 aggregate principal amount of the 2023 Senior Notes (the “Tender Cap”, as it may be increased by the Company) will be purchased in the Tender Offers.

Acceptance for tenders of any Notes may be subject to proration if the aggregate principal amount for any series of Notes validly tendered and not validly withdrawn would cause the Aggregate Maximum Tender Amount to be exceeded. Acceptance for tenders of the 2023 Senior Notes may also be subject to proration if the aggregate principal amount of the 2023 Senior Notes validly tendered and not validly withdrawn is greater than the Tender Cap. Furthermore, if the Tender Offers are fully subscribed as of the Early Tender Date, holders who validly tender Notes after the Early Tender Date will not have any of such Notes accepted for purchase. If the principal amount of the 2023 Senior Notes validly tendered at or prior to the Early Tender Date exceeds the Tender Cap, the Company will not accept for purchase any 2023 Senior Notes tendered after the Early Tender Date.

The Company reserves the right, but is under no obligation, to increase the Aggregate Maximum Tender Amount and/or the Tender Cap at any time, subject to compliance with applicable law, which could result in the Company purchasing a greater aggregate principal amount of Notes in the Tender Offers. There can be no assurance that the Company will exercise its right to increase the Aggregate Maximum Tender Amount and/or the Tender Cap. If the Company increases the Aggregate Maximum Tender Amount and/or the Tender Cap, it does not expect to extend the Withdrawal Date, subject to applicable law. Accordingly, holders should not tender any Notes that they do not wish to have purchased in the Tender Offers.

The Tender Offers are not contingent upon the tender of any minimum principal amount of Notes. Range’s obligation to accept for purchase and to pay for the Notes validly tendered in any Tender Offer is subject to and conditioned on the satisfaction or waiver of the conditions described in the Offer to Purchase, including the completion of the Debt Financing. Range reserves the right, subject to applicable law, to: (a) extend the Early Tender Date, Withdrawal Date or Expiration Date to a later date and time as announced by the Company; (b)

increase the Aggregate Maximum Tender Amount and/or the Tender Cap; (c) waive or modify in whole or in part any or all conditions to the Tender Offers; (d) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (e) otherwise modify or terminate one or more of the Tender Offers.

The dealer manager for the Tender Offers is Citigroup Global Markets Inc.. Any questions regarding the terms of the Tender Offers should be directed to the Dealer Manager, Citigroup Global Markets Inc. at (toll-free) (800) 558-3745 or (collect) (212) 723-6106. The information agent and tender agent is D.F. King & Co., Inc. Any questions regarding procedures for tendering Notes or requests for copies of the Offer to Purchase or other documents relating to the Tender Offers should be directed to the information agent for the Tender Offers, D.F. King & Co., Inc., at (800) 628-8538 (toll-free), (212) 269-5550 (all others) or rrc@dfking.com.

This press release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to the terms and conditions set forth in the Offer to Purchase. Nothing contained herein shall constitute an offer of the debt securities that are the subject of the Debt Financing.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas and NGL producer with operations focused in stacked-pay projects in the Appalachian Basin. The Company pursues an organic development strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including those related to the completion of the Debt Financing and Tender Offers. These statements are based on expectations and assumptions that Range’s management believes are reasonable based on currently available information; however, there is no assurance that these expectations and assumptions can or will be met. Any number of factors could cause actual results to differ materially from those in this press release, including, but not limited to, the satisfaction of the Debt Financing and all conditions set forth in the Offer to Purchase, not all of which are within Range’s control. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

Range Investor Contact:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

Range Media Contact:

Mark Windle, Manager of Corporate Communications

724-873-3223

mwindle@rangeresources.com